Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

(As of December 31, 2016)

Name	State or Country of Organization
Arconic Domestic LLC	Delaware
Arconic Securities LLC	Delaware
Howmet International Inc.	Delaware
Howmet Holdings Corporation	Delaware
Howmet Corporation	Delaware
Howmet Castings & Services, Inc.	Delaware
Arconic International Holding Company LLC	Delaware
Arconic (China) Investment Company Ltd.	China
Arconic Luxembourg S.à r.l.	Luxembourg
Arconic Inversiones España S.L.	Spain
Arconic Holding GmbH	Germany
Arconic Inversiones Internacionales S.L.	Spain
Arconic-Köfém Kft	Hungary
OOO Arconic Rus Investment Holdings	Russia
ZAO Alcoa SMZ	Russia
Howmet SAS	France
Arconic Holding France SAS	France
Arconic UK Holdings Limited	United Kingdom
Arconic Manufacturing (G.B.) Limited	United Kingdom
Alumax Inc.	Delaware
Alumax Mill Products, Inc.	Delaware
Cordant Technologies Holding Company	Delaware
Arconic Global Fasteners & Rings, Inc.	Delaware
Huck International, Inc.	Delaware
FR Acquisition Corporation U.S., Inc.	Delaware
JFB Firth Rixson, Inc.	Delaware
RTI International Metals, Inc.	Ohio
RMI Titanium Company, LLC	Ohio

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.